Exhibit 99.1

            THE J. M. SMUCKER COMPANY ANNOUNCES THIRD QUARTER RESULTS

               MULTIFOODS ACQUISITION CONTRIBUTES TO RECORD SALES

         GROWTH OF SMUCKER'S, JIF AND CRISCO BRANDS CONTRIBUTE TO SALES
                               AND EARNINGS GAINS

                  COMPANY CONFIRMS ITS FISCAL YEAR 2005 OUTLOOK

     ORRVILLE, Ohio, Feb. 18 /PRNewswire-FirstCall/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for its third quarter ended January 31, 2005, of its 2005 fiscal year.

     Third Quarter Results
     Company sales were $550.2 million for the third quarter of fiscal 2005, up 60 percent compared to $343.8 million in the third quarter of 2004. The acquired Multifoods businesses contributed $187.6 million to sales in the third quarter of 2005. Excluding the contribution of Multifoods, sales were up five percent. Income from continuing operations was $35.5 million, an increase of 14 percent over $31.1 million in last year's third quarter. Sales growth and improved margins on the Company's existing business and the addition of Multifoods were mostly offset by merger and integration costs, an increase in restructuring expenses, higher raw material costs, start-up costs at the Company's Uncrustables(R) facility in Scottsville, Kentucky, and an increase in interest expense over the third quarter of last year. Earnings per diluted share from continuing operations for the third quarter of 2005 were $0.60, compared to $0.62 last year.

     Income from continuing operations for the third quarter of 2005 included pretax merger and integration costs of $5.2 million or $0.06 per diluted share and restructuring charges of $3.4 million or $0.04 per diluted share. Income from continuing operations for the third quarter of 2004 included restructuring charges of $2.5 million or $0.03 per diluted share. Excluding these costs, the Company's income from continuing operations was up 25 percent and earnings per diluted share would have been $0.70 and $0.65, in the third quarter of 2005 and 2004, respectively, an increase of eight percent.

     "Our Smucker's(R), Jif(R) and Crisco(R) brands experienced good sales growth in the quarter and the new brands we acquired from Multifoods continued to perform well," said Tim Smucker, chairman and co-chief executive officer. "We also continue to aggressively implement our strategy to own and market leading North American icon food brands sold in the center of the store and to take the necessary steps to improve our cost base. This quarter we announced the planned sale of the foodservice and bakery products businesses acquired from Multifoods, the sale of our industrial businesses and the closing of our Salinas, California facility later this calendar year. These actions position us for improved profitability."

     Net income for the third quarter of 2005 was up 15 percent to $36.1 million or $0.61 per diluted share, compared to last year's third quarter net income of $31.3 million or $0.62 per diluted share. Included in this quarter's net income was income from discontinued operations of $0.6 million or $0.01 per diluted share. The operations of the Australian-based Henry Jones Foods business, the Brazilian operations, Smucker do Brasil Ltda., and the Multifoods' U.S. foodservice and bakery products business are included in discontinued operations.

     Nine-Month Results
     Sales for the nine-month period ended January 31, 2005, were up 47 percent to $1,552.4 million compared to $1,057.2 million for the first nine months of fiscal 2004. The acquired Multifoods businesses contributed $472.1 million to sales in the first nine months of 2005. Excluding the contribution of Multifoods, sales were up two percent.

     Income from continuing operations for the first nine months of 2005 was $103.7 million or $1.81 per diluted share, compared to $90.2 million or $1.79 per diluted share last year. Income from continuing operations for the first nine months of 2005 included pretax merger and integration costs of $11.9 million or $0.13 per diluted share and restructuring charges of $8.1 million or $0.09 per diluted share. Income from continuing operations for the first nine months of 2004 included restructuring charges of $8.8 million or $0.11 per diluted share. Excluding these costs in the first nine months of 2005 and 2004, the Company's earnings per diluted share from continuing operations would have been $2.03 and $1.90, respectively, an increase of seven percent.

     Net income for the first nine months of 2005 was $107.0 million or $1.86 per diluted share, compared to $89.2 million or $1.77 per diluted share in the first nine months of last year. Included in net income for the first nine months of 2005 was income from discontinued operations of $3.3 million or $0.05 per diluted share. Loss from discontinued operations for the first nine months of 2004 was $1.0 million or $0.02 per diluted share.

     The Company uses earnings from continuing operations, excluding restructuring and merger and integration costs, as a key performance measure of results of operations for purposes of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of financial results in accordance with GAAP. Rather, management believes the presentation of results excluding such charges offers additional information to investors to facilitate the comparison of past and present operations and provides a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to earnings from continuing operations for the current quarter and nine-month period is included in the "Financial Highlights" table.

     Scottsville Plant
     During the first quarter of fiscal year 2005, the Company commenced operations of its Uncrustables facility in Scottsville, Kentucky. As previously announced, the new facility has experienced a longer ramp-up schedule than originally anticipated. The Company incurred approximately $6.1 million or $0.07 per diluted share in costs associated with the start-up during the third quarter of 2005 and $12.2 million or $0.14 per diluted share during the first nine months of 2005. These costs consist primarily of additional labor, materials, and unabsorbed overhead. The Company confirmed that it expects start-up costs in the second half of the fiscal year to total approximately $10 million.

     "During the quarter, we were able to meet demand levels and continued to make operating improvements. We expect that the Scottsville plant will provide the capacity to meet our growth and profit objectives," commented Richard Smucker, president and co-chief executive officer. "More importantly, demand for Uncrustables in both the retail and schools markets continues to be strong and we expect it to be a growth platform in the years ahead."

     Margins
     Operating income in the third quarter of 2005 increased 21 percent from the third quarter last year. As expected, operating margin decreased from 14.4 percent in the third quarter of 2004 to 10.9 percent in the third quarter of 2005. The Company's gross margin decreased from 36.8 percent in the third quarter of last year to 31.7 percent in the third quarter of this year, due primarily to the impact of the Multifoods businesses, which currently earns a lower margin than the Company's base business, and higher commodity costs. The Scottsville start-up costs, an increase in restructuring costs, and merger and integration expenses further impacted operating margin.

     Year-to-date operating income increased $31.2 million or 21 percent over last year and operating margin declined from 13.7 percent to 11.4 percent, due to the same factors noted above.

     SD&A expenses as a percentage of sales declined from 21.8 percent in the third quarter of 2004 to 19.3 percent in the current quarter. For the first nine months of 2005, SD&A as a percentage of sales declined from 21.6 percent to 20.1 percent.

     Interest expense increased from $1.4 million in the third quarter of 2004 to $6.2 million in the third quarter of 2005, and from $4.9 million for the first nine months of 2004 to $16.4 million in the first nine months of 2005, as a result of an increase in the Company's debt outstanding associated with the acquisition of Multifoods. The Company's tax rate for the quarter decreased from 37 percent in fiscal 2004 to 36 percent this year, reflecting a year-to-date adjustment of income taxes to the projected rate for the year of 36.4 percent.

     Segment Performance

     U.S. Retail Market
     Sales in the U.S. retail market segment for the third quarter of 2005 were $381.4 million, compared to $254.3 million in the third quarter of 2004, an increase of 50 percent. The Multifoods' brands contributed $111.2 million of the segment's sales in the quarter. Sales of Smucker's, Jif and Crisco combined to increase over six percent compared to last year. Sales in the first nine months of 2005 were $1,079.9 million, compared to $784.2 million last year, an increase of 38 percent. The Multifoods' brands contributed $277.1 million of sales for the first nine months of 2005.

     During the third quarter of 2005, sales in the consumer area increased 21 percent over the third quarter of last year, driven by the addition of Hungry Jack(R), growth in the Smucker's and Jif brands, and continued growth of Uncrustables in the retail channel. In the consumer oils and baking area, sales more than doubled in the third quarter of 2005 compared to 2004, due to the addition of the Pillsbury(R), Martha White(R), and Pet(R) brands and a six percent increase in Crisco sales.

     Special Markets
     Sales in the special markets segment were $168.9 million in the third quarter of 2005, compared to $89.5 million for the third quarter of 2004. Multifoods contributed $76.5 million of the segment's sales in the quarter. All business areas were up with the exception of the U.S. industrial business, which the Company previously announced was being divested. Key contributors included the beverage business, up seven percent, and the foodservice business, up ten percent with growth in Uncrustables in the schools market and traditional portion control items. Excluding the contribution from Multifoods and the industrial business, sales in the special markets segment increased ten percent in the third quarter of 2005 as compared to the third quarter of last year.

     Sales for the first nine months of 2005 in the special markets segment were $472.5 million, compared to $272.9 million last year. Multifoods contributed $194.9 million in sales for the first nine months of 2005. Excluding the Multifoods sales and the industrial business, special markets increased six percent in the first nine months of 2005 compared to the first nine months of last year.

     Outlook for Fiscal 2005
     The Company confirmed its objective to increase its 2005 diluted earnings per share from continuing operations by its long-term growth goal of eight percent. This equates to an earnings growth rate of approximately 23 percent in 2005. An increase of approximately eight million shares outstanding resulting from the Multifoods acquisition accounts for the difference in these growth rates. This earnings goal excludes the impacts of restructuring, merger and integration costs, and gains and losses on sales of assets.

     The Company confirmed total merger and integration costs related to the Multifoods transaction at $20 million. Approximately $15 million of these costs will be incurred in fiscal year 2005 and the remainder is expected to be incurred in fiscal year 2006. Earnings for 2005 are expected to include approximately $10 to 12 million in restructuring costs. The increase in the restructuring estimates reflects the additional costs related to the Company's announced closing of its Salinas, California, facility and the restructuring of its distribution operations.

     Conference Call
     The Company will conduct an earnings conference call and webcast on Friday, February 18, 2005, at 8:30 a.m. E.T. The webcast can be accessed from the Company's website at www.smuckers.com . For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by calling (888) 203-1112 or (719) 457-0820 and entering replay pass code 4598871. The audio replay will be available until Friday, February 25, 2005.

     About The J. M. Smucker Company
     The J. M. Smucker Company ( www.smuckers.com ) was founded in 1897 when the Company's namesake and founder sold his first product - apple butter - from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R) and Crisco(R). In June 2004, the Company expanded its family of products to include such brands as Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes; and Martha White(R) baking mixes and ingredients in the U.S., along with Robin Hood(R) flour and baking mixes and Bick's(R) pickles and condiments in Canada. For over 107 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. Since the 1998 inception of FORTUNE Magazine's annual survey of the 100 Best Companies to Work For, The J. M. Smucker Company has consistently been recognized as one of the top 25 companies to work for in the United States. The
J. M. Smucker Company has over 4,200 employees worldwide and distributes products in more than 45 countries.

     The J. M. Smucker Company Forward-Looking Language
     This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the ability to achieve the amount and timing of the estimated savings associated with the Multifoods acquisition, the timing and amount of capital expenditures and merger and integration costs, success and costs of new marketing and sales programs and strategies intended to promote growth in the Company's businesses, the ability to successfully implement price changes, particularly in the consumer oils and baking business, the Company's ability to effectively ramp up and manage capacity related to Uncrustables(R), the strength of commodity markets from which raw materials are procured and the related impact on costs, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

                            The J. M. Smucker Company
              Unaudited Condensed Consolidated Statements of Income

                                     Three Months Ended                 Nine Months Ended
                                         January 31,                       January 31,
                               ------------------------------    ------------------------------
                                   2005             2004             2005             2004
                               -------------    -------------    -------------    -------------
                                        (Dollars in thousands, except per share data)
Net  sales                     $     550,234    $     343,788    $   1,552,423    $   1,057,167
Cost of products sold                375,521          216,837        1,043,379          674,626
Cost of products sold -
 restructuring                           515              425            1,777            3,619
Gross Profit                         174,198          126,526          507,267          378,922
Selling, distribution, and
 administrative expenses             106,464           74,956          312,569          228,452
Other restructuring costs              2,837            2,074            6,358            5,200
Merger and integration costs           5,152                -           11,885                -
Operating Income                      59,745           49,496          176,455          145,270
Interest income                        1,044              851            2,429            1,952
Interest expense                      (6,154)          (1,372)         (16,359)          (4,913)
Other income - net                       883              383              485              746
Income from Continuing
 Operations Before Income
 Taxes                                55,518           49,358          163,010          143,055
Income taxes                          19,994           18,238           59,336           52,859
Income from Continuing
 Operations                           35,524           31,120          103,674           90,196
Gain on sale of discontinued
 operations, net of tax                    -                -            2,037                -
Discontinued operations,
 net of tax                              584              198            1,250           (1,026)
Net Income                     $      36,108    $      31,318    $     106,961    $      89,170

Earnings per common share:
   Income from continuing
    operations                 $        0.61    $        0.62    $        1.83    $        1.81
   Discontinued operations              0.01             0.01             0.06            (0.02)
   Net income                  $        0.62    $        0.63    $        1.89    $        1.79

   Income from continuing
    operations - assuming
    dilution                   $        0.60    $        0.62    $        1.81    $        1.79
   Discontinued operations
    - assuming dilution                 0.01                -             0.05            (0.02)
   Net income - assuming
    dilution                   $        0.61    $        0.62    $        1.86    $        1.77

Dividends declared per
 common share                  $        0.25    $        0.23    $        0.75    $        0.69

Weighted-average shares
 outstanding                      58,108,123       49,867,349       56,708,018       49,775,508
Weighted-average shares
 outstanding - assuming
 dilution                         58,743,522       50,498,462       57,356,653       50,309,783

                            The J. M. Smucker Company
                 Unaudited Condensed Consolidated Balance Sheets

                                                            JANUARY 31,
                                                     -------------------------
                                                      2005              2004
                                                     -----------   -----------
                                                      (Dollars in thousands)
ASSETS
Current Assets:
   Cash and cash equivalents                         $    55,452   $   107,573
   Trade receivables                                     129,737        84,247
   Inventories                                           301,463       174,659
   Current assets of discontinued operations              34,220        28,837
   Other current assets                                   39,179        48,694
      Total Current Assets                               560,051       444,010

Property, Plant, and Equipment, Net                      507,833       298,932

Other Noncurrent Assets:
   Goodwill                                              934,041       519,502
   Other intangible assets, net                          469,733       314,649
   Marketable securities                                  71,276        40,722
   Other assets of discontinued operations                27,526        26,602
   Other assets                                           60,620        32,693
      Total Noncurrent Assets                          1,563,196       934,168
                                                     $ 2,631,080   $ 1,677,110

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
   Notes payable                                     $    56,393   $         0
   Current portion of long-term debt                      17,000             0
   Accounts payable                                      100,872        52,592
   Current liabilities of discontinued operations         18,718         6,127
   Other current liabilities                             188,472        98,491
      Total Current Liabilities                          381,455       157,210

Noncurrent Liabilities:
   Long-term debt, net of current portion                432,300       135,000
   Other noncurrent liabilities of
    discontinued operations                                   28           422
   Other noncurrent liabilities                          138,723       188,203
      Total Noncurrent Liabilities                       571,051       323,625

Shareholders' Equity, net                              1,678,574     1,196,275
                                                       2,631,080   $ 1,677,110

                            The J. M. Smucker Company
                         Unaudited Financial Highlights

                                            THREE MONTHS ENDED          NINE MONTHS ENDED
                                                JANUARY 31,                  JANUARY 31,
                                         -------------------------   -------------------------
                                             2005         2004          2005         2004
                                         -----------   -----------   -----------   -----------
                                             (Dollars in thousands, except per share data)
Net sales                                $   550,234   $   343,788   $ 1,552,423   $ 1,057,167

Net income and net income per
 common share:
  Net income                             $    36,108   $    31,318   $   106,961   $    89,170
  Net income per common share
   -- assuming dilution                  $      0.61   $      0.62   $      1.86   $      1.77

Income and income per common
 share from continuing
 operations:
  Income                                 $    35,524   $    31,120   $   103,674   $    90,196
  Income per common share --
   assuming dilution                     $      0.60   $      0.62   $      1.81   $      1.79

Income and income per common
 share from continuing
 operations before
 restructuring and merger and
 integration costs: (1)
  Income                                 $    40,956   $    32,695   $   116,407   $    95,756
  Income per common share --
   assuming dilution                     $      0.70   $      0.65   $      2.03   $      1.90

(1) Reconciliation to income
     from continuing operations:
    Income from continuing
     operations before income
     taxes                               $    55,518   $    49,358   $   163,010   $   143,055
    Merger and integration costs               5,152             -        11,885             -
    Cost of products sold -
     restructuring                               515           425         1,777         3,619
    Other restructuring costs                  2,837         2,074         6,358         5,200
    Income from continuing
     operations before income
     taxes, restructuring, and
     merger and integration
     costs                                    64,022        51,857       183,030       151,874
    Income taxes                              23,066        19,162        66,623        56,118
    Income from continuing
     operations before
     restructuring and merger
     and integration costs               $    40,956   $    32,695   $   116,407   $    95,756

                            The J. M. Smucker Company
              Unaudited Condensed Consolidated Statements of Income
                Unaudited Financial Highlights, Fiscal Year 2004

                                                       THREE MONTHS ENDED
                                      -----------------------------------------------------
                                        JULY 31,    OCTOBER 31,   JANUARY 31,    APRIL 30,
                                         2003          2003          2004          2004
                                      -----------   -----------   -----------   -----------
                                          (Dollars in thousands, except per share data)

Net  sales                            $   339,176   $   374,203   $   343,788   $   312,389
Cost of products sold                     218,362       239,427       216,837       203,865
Cost of products sold -
 restructuring                              1,388         1,806           425         4,845
Gross Profit                              119,426       132,970       126,526       103,679
Selling, distribution, and
 administrative expenses                   74,721        78,775        74,956        68,502
Other restructuring costs                   1,825         1,301         2,074         2,162
Merger and integration
 costs                                          -             -             -         1,266
Operating Income                           42,880        52,894        49,496        31,749
Interest income                               363           738           851           809
Interest expense                           (1,923)       (1,618)       (1,372)       (1,296)
Other income (expense) - net                  484          (121)          383         2,853
Income from Continuing
 Operations Before Income
 Taxes                                     41,804        51,893        49,358        34,115
Income taxes                               15,447        19,174        18,238        13,013
Income from Continuing
 Operations                                26,357        32,719        31,120        21,102
Discontinued operations,
 net of tax                                  (572)         (652)          198         1,078
Net Income                            $    25,785   $    32,067   $    31,318   $    22,180

Earnings per common share:
   Income from continuing
    operations                        $      0.53   $      0.66   $      0.62   $      0.42
   Discontinued operations                  (0.01)        (0.02)         0.01          0.02
   Net income                         $      0.52   $      0.64   $      0.63   $      0.44

   Income from continuing
    operations - assuming
    dilution                          $      0.53   $      0.65   $      0.62   $      0.42
   Discontinued operations
    - assuming dilution                     (0.02)        (0.01)            -          0.02

   Net income - assuming
    dilution                          $      0.51   $      0.64   $      0.62   $      0.44

Dividends declared per
 common share                         $      0.23   $      0.23   $      0.23   $      0.25

Weighted-average shares
 outstanding                           49,674,408    49,784,767    49,867,349    49,944,566
Weighted-average shares
 outstanding - assuming
 dilution                              50,129,828    50,301,060    50,498,462    50,657,023

   Income from continuing
    operations before
    income taxes                           41,804        51,893        49,358        34,115
   Merger and integration
    costs                                       -             -             -         1,266
   Cost of products sold -
    restructuring                           1,388         1,806           425         4,845
   Other restructuring costs                1,825         1,301         2,074         2,162
   Income from continuing
    operations before income
    taxes, restructuring, and
    merger and integration
    costs                                  45,017        55,000        51,857        42,388
   Income taxes                            16,634        20,322        19,162        16,109
   Income from continuing
    operations before
    restructuring and
    merger and integration
    costs                                  28,383        34,678        32,695        26,279

   Per share -- assuming
    dilution                                 0.57          0.69          0.65          0.52

                            The J. M. Smucker Company
              Unaudited Condensed Consolidated Statements of Income
          Unaudited Financial Highlights, Fiscal Year 2004 (continued)

                                                                      YEAR ENDED
                                                                   APRIL 30, 2004
                                                                  ----------------
                                                                    (Dollars in
                                                                  thousands, except
                                                                   per share data)
Net  sales                                                        $      1,369,556
Cost of products sold                                                      878,491
Cost of products sold - restructuring                                        8,464
Gross Profit                                                               482,601
Selling, distribution, and administrative expenses                         296,954
Other restructuring costs                                                    7,362
Merger and integration costs                                                 1,266
Operating Income                                                           177,019
Interest income                                                              2,761
Interest expense                                                            (6,209)
Other income (expense) - net                                                 3,599
Income from Continuing Operations Before Income Taxes                      177,170
Income taxes                                                                65,872
Income from Continuing Operations                                          111,298
Discontinued operations, net of tax                                             52
Net Income                                                        $        111,350

Earnings per common share:
     Income from continuing operations                            $           2.23
     Discontinued operations                                                  0.01
     Net income                                                   $           2.24

     Income from continuing operations - assuming dilution        $           2.21
     Discontinued operations - assuming dilution                                 -

     Net income - assuming dilution                               $           2.21

Dividends declared per common share                               $           0.94

Weighted-average shares outstanding                                     49,816,926
Weighted-average shares outstanding - assuming dilution                 50,395,747

     Income from continuing operations before income taxes                 177,170
     Merger and integration costs                                            1,266
     Cost of products sold - restructuring                                   8,464
     Other restructuring costs                                               7,362
     Income from continuing operations before income taxes,
      restructuring, and merger and integration costs                      194,262
     Income taxes                                                           72,227
     Income from continuing operations before restructuring
      and merger and integration costs                                     122,035

     Per share -- assuming dilution                                           2.42

SOURCE  J. M. Smucker Company
    -0-                             02/18/2005
     /CONTACT: Investors, Mark R. Belgya, Vice President, Chief Financial Officer and Treasurer, or George G. Sent, Jr., Director, Corporate Finance and Investor Relations, or Media, Maribeth Badertscher, Manager, Corporate Communications, all of The J. M. Smucker Company, +1-330-682-3000/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.smuckers.com /